Exhibit (h)(80)
FORM OF
AMENDMENT
OF
PARTICIPATION AGREEMENT
     This Amendment dated as of February 6, 2009 is by and among ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA (the “Company”), a Minnesota corporation, on its own behalf and on behalf of each separate account of the Company named in Schedule 1 to Participation Agreement (as defined below), PREMIER VIT, an open-end diversified management investment company organized under the laws of the State of Massachusetts (the “Fund”), and ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC, a Delaware limited liability company (“AGI Distributors”).
     WHEREAS, the Company, the Fund and AGI Distributors have entered into a Participation Agreement on May 1, 2006 (the “Participation Agreement”); and
     WHEREAS, the Company, the Fund and AGI Distributors desire to amend the Participation Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
     1. Anti-Money Laundering. The following provision shall be added to the Participation Agreement as its last numbered Sub-Section under Section 1 and it shall be numbered accordingly:
     Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Money Laundering Abatement Act and relevant provisions of the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering regulations. The Company will use best efforts to obtain and verify the requisite information with respect to each investor on whose behalf the Company is acting with respect to the Fund and the Company agrees to notify the Underwriter promptly whenever potential indications of suspicious activity or Office of Foreign Asset Control matches are detected with respect to any such investor.
     2. Continuation. Except as set forth above, the Participation Agreement shall remain in full force and effect in accordance with its terms.

     3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized representative as of the day and year first above written.

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA

By: Name:
Title:

PREMIER VIT

By: Name:
Title:

ALLIANZ GLOBAL INVESTORS DISTRIBUTORS LLC

By: Name:
Title:

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